PRESS RELEASE

Clorox Reports 2 Percent Sales Growth and 12 Percent EPS Growth in Q3, Updates Fiscal Year 2016 Outlook

OAKLAND, Calif., May 3, 2016 – The Clorox Company (NYSE:CLX) today reported 2 percent sales growth and 12 percent growth in diluted net earnings per share (EPS) from continuing operations for its third quarter, which ended March 31, 2016. On a currency-neutral basis, third-quarter sales grew 5 percent.

“Our 2020 strategy continues to deliver strong results,” said Chief Executive Officer Benno Dorer. “Increased demand-building investments, including awareness and trial support behind product innovation, drove sales increases across all of our U.S. segments and in International on a currency-neutral basis. Importantly, we continue to drive gains in our market shares and categories.”

All results in this press release are reported on a continuing operations basis, unless otherwise stated. As previously announced, Corporación Clorox de Venezuela S.A. (Clorox Venezuela) discontinued operations effective Sept. 22, 2014. For the current and year-ago quarters, the results from Clorox Venezuela are included in discontinued operations in the company’s financial statements. Some information in this release is reported on a non-GAAP basis. See “Non-GAAP Financial Information” below and the tables toward the end of this press release for more information and reconciliations of key third-quarter fiscal year 2016 and fiscal year 2015 results to the most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

Fiscal Third-Quarter Results

Following is a summary of key third-quarter results. All comparisons are with the third quarter of fiscal year 2015, unless otherwise stated.

*	$1.21 diluted EPS (12% increase)
*	4% volume growth
*	2% sales growth

Clorox delivered earnings from continuing operations of $159 million, or $1.21 diluted EPS, compared to $144 million, or $1.08 diluted EPS, in the year-ago quarter. Third-quarter diluted EPS results were driven largely by gross margin expansion and higher sales, partially offset by higher advertising and sales promotion spending and the impact of unfavorable foreign currency exchange rates.

Volume for the third quarter increased 4 percent, reflecting gains across all of the company’s business segments. Sales grew 2 percent, reflecting volume growth and the benefit of price increases, partially offset by more than 3 percentage points of unfavorable foreign currency exchange rates. On a currency-neutral basis, sales grew 5 percent.

Gross margin increased 210 basis points to 45.3 percent from 43.2 percent in the year-ago quarter, driven primarily by the benefits of favorable commodity costs, cost savings and price increases, partially offset by higher manufacturing and logistics costs and the impact of unfavorable foreign currency exchange rates.

“I’m pleased with another strong quarter of margin expansion, consistent with our 2020 Strategy focus on delivering profitable growth,” said Chief Financial Officer Steve Robb. “Importantly, we chose to reinvest a portion of the benefits from margin improvement into demand creation programs to fuel growth in our brands.”

Year-to-date net cash provided by continuing operations was $436 million, compared with $481 million in the year-ago period. The year-over-year change reflects higher performance-based employee incentive compensation payments made in fiscal year 2016 related to the company’s strong fiscal year 2015 results as well as higher tax payments in the current year. These factors were partially offset by higher year-to-date earnings from continuing operations in fiscal year 2016 and $25 million in prior-year payments to settle interest-rate hedges related to the company’s issuance of long-term debt.

Key Segment Results

Following is a summary of key third-quarter results from continuing operations by reportable segment. All comparisons are with the third quarter of fiscal year 2015, unless otherwise stated.

Cleaning

(Laundry, Home Care, Professional Products)

●	5% volume growth
●	5% sales growth
●	22% pretax earnings growth

Segment volume growth was led by gains in Home Care, reflecting double-digit growth of Clorox® disinfecting wipes and double-digit increases of Clorox® Clean-up® spray cleaners. Professional Products also contributed to segment volume growth with double-digit gains primarily from increased shipments of cleaning and healthcare products. These factors were partially offset by lower shipments of Clorox 2® stain remover and color booster from continued category softness and decreases in Clorox® bleach primarily driven by a February 2015 price increase. Pretax earnings growth reflected higher sales and the benefits of favorable commodity costs and cost savings, partially offset by higher manufacturing and logistics costs.

Household

(Bags and Wraps, Charcoal, Cat Litter)

●	3% volume growth
●	4% sales growth
●	11% pretax earnings growth

Segment volume results were driven primarily by significant gains in Charcoal, reflecting favorable weather as well increased merchandising activity and distribution gains in advance of the grilling season. Segment volume growth also benefited from increased shipments across a number of Glad® products, including continued strength in premium trash bags. These factors were partially offset by a small decrease in Cat Litter as volume increases from the launch of Fresh Step® with Febreze® products were more than offset by continued competitive activity. Segment sales outpaced volume due to favorable mix, partially offset by higher trade promotion spending in Bags & Wraps and Cat Litter. Pretax earnings growth reflected higher sales and the benefit of favorable commodity costs – primarily resin – partially offset by higher advertising and sales promotion spending.

Lifestyle

(Dressings and Sauces, Water Filtration, Natural Personal Care)

●	4% volume growth
●	5% sales growth
●	1% pretax earnings decrease

Segment volume growth reflected double-digit gains in Natural Personal Care, driven primarily by innovation in Burt’s Bees® lip color and face care products as well as continued growth in lip care products. Double-digit gains in Water Filtration also contributed to segment volume growth. Sales outpaced volume primarily due to favorable mix. Pretax earnings decreased slightly, primarily due to significantly higher advertising and sales promotion spending to drive awareness and trial behind product innovation in all three businesses. These factors were partially offset by higher sales.

International

(All sales outside of the U.S.)

●	4% volume growth
●	9% sales decrease (9% growth, currency-neutral basis)
●	35% pretax earnings decrease

Segment volume growth reflected gains in Europe, Mexico and Canada. Sales decreased primarily due to the impact of unfavorable foreign currency exchange rates – of which more than half was driven by the recent devaluation of the Argentine peso – partially offset by the benefit of price increases. On a currency neutral basis, sales grew 9 percent. Pretax earnings decreased, reflecting the impact of lower sales, higher advertising and sales promotion spending to support select initiatives, including expanded distribution of Burt’s Bees® products and awareness and trial of new products, as well as inflationary pressure on manufacturing and logistics costs. These factors were partially offset by favorable commodity costs and volume growth.

Clorox Updates Fiscal Year 2016 Outlook

Clorox updated its financial outlook for fiscal year 2016, which includes the impact of the announced acquisition of digestive health company Renew Life (link to release):

●	1% to 2% sales growth, or 4% to 5% currency-neutral (previously flat to 1% growth, 3% to 4% currency neutral)
●	About 50 basis points of EBIT margin expansion (previously 50-75 basis points)
●	$4.85 to $4.95 diluted EPS (previously $4.75 to $4.90)

“Our strategic priority remains investing in the health of our core business, which has led to strong fiscal year-to-date results and enabled us to raise our 2016 fiscal year sales and earnings outlook,” Dorer said. “The acquisition of Renew Life expands our portfolio even further into the health and wellness arena. It’s a leading brand with attractive margins in a high-growth category that, over time, will contribute to objective No. 1: accelerating profitable growth. Clorox’s strong capabilities in demand creation and retail execution will enable us to add significant value to this business.”

The company acquired Renew Life Holdings Corporation for approximately $290 million, or 2.5 times sales. The deal closed on May 2, 2016. In fiscal year 2017, which begins July 1, 2016, the acquisition is expected to contribute nearly 2 percentage points to company sales. Through the end of fiscal year 2017, or after about 14 months of ownership, the Renew Life acquisition is expected to dilute earnings per share by a mid-point estimate of 10 cents, with 3 to 5 cents dilution in fiscal year 2016 and 5 to 7 cents dilution in fiscal year 2017, primarily driven by one-time costs.

The company’s fiscal year 2016 sales outlook now anticipates sales growth in the range of 1 to 2 percent versus the company’s previous sales outlook of flat to 1 percent sales growth, reflecting strong year-to-date sales results.

The company’s sales outlook continues to anticipate the impact of slowing international economies, 3 percentage points of unfavorable foreign currency exchange rates and increased trade promotion investment in Bags & Wraps and other categories to address competitive activity. The increase in trade promotion spending also supports recent product innovation in Cat Litter, Natural Personal Care, Water Filtration, and Dressings and Sauces.

Clorox now anticipates EBIT margin expansion of about 50 basis points versus the previous range of 50 to 75 basis points, reflecting strong year-to-date margin performance, partially offset by one-time costs related to the acquisition. Fiscal year EBIT margin continues to assume the benefits of favorable commodity costs and price increases, partially offset by higher inflation in international markets impacting manufacturing and logistics costs and selling and administrative expenses. The company’s EBIT margin also continues to include significantly higher advertising and sales promotion investment – with elevated spending levels slated for the fourth quarter of fiscal year 2016 – to drive awareness and trial behind product innovation in the U.S.

Clorox continues to anticipate its effective fiscal year 2016 tax rate to be between 34 and 35 percent.

Net of all these factors, Clorox raised its fiscal year 2016 diluted EPS from continuing operations to be in the range of $4.85 to $4.95, which includes dilution of 3 to 5 cents related to one-time acquisition costs. This compares with the company’s previous outlook of $4.75 to $4.90.

“We’re pleased to raise our sales and EPS outlook, recognizing we’re also investing strongly behind our core business and absorbing the one-time integration costs related to the Renew Life acquisition,” Robb said.

For More Detailed Financial Information

Visit the company’s Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com for the following:

●	Supplemental unaudited volume and sales growth information
●	Supplemental unaudited gross margin driver information
●

Supplemental unaudited reconciliation of certain non-GAAP financial information, including earnings from continuing operations before interest and taxes (EBIT) and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA)

●	Supplemental unaudited balance sheet and cash flow information and free cash flow reconciliation
●	Supplemental price-change information

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers. Supplemental materials are available in the Investor section of the company’s website at TheCloroxCompany.com under Financial Reporting: Financial Results.

Today’s Webcast
Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern Time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s third-quarter results. The webcast can be accessed at http://investors.thecloroxcompany.com/events.cfm. Following a live discussion, a replay of the webcast will be archived on the company’s website.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with about 7,700 employees worldwide and fiscal year 2015 sales of $5.7 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® dressings and sauces; Brita® water-filtration products; and Burt's Bees® natural personal care products. The company also markets brands for professional services, including Clorox Healthcare® and Clorox Commercial Solutions®. More than 80 percent of the company's sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact, a community of global leaders committed to sustainability. The company also has been broadly recognized for its corporate responsibility efforts, most notably receiving two Climate Leadership Awards for Excellence in 2015 and a Safer Choice Partner of the Year Award in 2016 from the U.S. Environmental Protection Agency as well as inclusion on CR Magazine's 2016 Best Corporate Citizens list and the 2015 Newsweek Green Rankings. The Clorox Company and The Clorox Company Foundation contributed approximately $15 million in combined cash grants, product donations, cause marketing and employee volunteerism in the past fiscal year. For more information, visit TheCloroxCompany.com, the CR Matters Blog and follow the company on Twitter at @CloroxCo.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, statements about future volumes, sales, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, cash flows, plans, objectives, expectations, growth, or profitability are forward-looking statements based on management's estimates, assumptions and projections. Words such as "could," "may," "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," and variations on such words, and similar expressions that reflect our current views with respect to future events and operational and financial performance, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management's expectations are described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2015, as updated from time to time in the company's SEC filings. These factors include, but are not limited to: intense competition in the company's markets; worldwide, regional and local economic conditions and financial market volatility; the ability of the company to drive sales growth, increase prices and market share, grow its product categories and achieve favorable product and geographic mix; risks related to international operations, including political instability; government-imposed price controls or other regulations; foreign currency exchange rate controls, including periodic changes in such controls, fluctuations and devaluations; labor claims, labor unrest and inflationary pressures, particularly in Argentina; and potential harm and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; risks related to the possibility of nationalization, expropriation of assets or other government action in foreign jurisdictions; risks related to the company's discontinuation of operations in Venezuela; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation or other costs; supply disruptions and other risks inherent in reliance on a limited base of suppliers; the ability of the company to develop and introduce commercially successful products; dependence on key customers and risks related to customer consolidation and ordering patterns; costs resulting from government regulations; the ability of the company to successfully manage global, political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; risks related to reliance on information technology systems, including potential security breaches, cyber-attacks or privacy breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions; risks relating to acquisitions, new ventures and divestitures, and associated costs, including the potential for asset impairment charges related to, among others, intangible assets and goodwill; the success of the company's business strategies; the ability of the company to implement and generate anticipated cost savings and efficiencies; the impact of product liability claims, labor claims and other legal proceedings, including in foreign jurisdictions; the company's ability to attract and retain key personnel; the company's ability to maintain its business reputation and the reputation of its brands; environmental matters, including costs associated with the remediation of past contamination and the handling and/or transportation of hazardous substances; the impact of natural disasters, terrorism and other events beyond the company's control; the company's ability to maximize, assert and defend its intellectual property rights; any infringement or claimed infringement by the company of third-party intellectual property rights; the effect of the company's indebtedness and credit rating on its operations and financial results; the company's ability to maintain an effective system of internal controls, including after completing acquisitions; uncertainties relating to tax positions, tax disputes and changes in the company's tax rate; the accuracy of the company's estimates and assumptions on which its financial statement projections are based; the company's ability to pay and declare dividends or repurchase its stock in the future; and the impacts of potential stockholder activism.

The company's forward-looking statements in this press release are based on management's current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

This press release contains non-GAAP financial information relating to sales growth, diluted EPS, EBIT and EBIT margin. The company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations.

The company disclosed these non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s results reported in accordance with GAAP, including income taxes, interest income, interest expense and foreign exchange impact. The exclusion of foreign exchange impact is also referred to as currency-neutral. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the company’s operations and are useful for period-over-period comparisons as they show currency-neutral sales comparisons. The company uses such financial measures in its budgeting process and as factors in determining compensation. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the company’s consolidated financial statements presented in accordance with GAAP.

Media Relations

Aileen Zerrudo (510) 271-3075, aileen.zerrudo@clorox.com

Kathryn Caulfield (510) 271-7209, kathryn.caulfield@clorox.com

Investor Relations

Landon Dunn (510) 271-7256, landon.dunn@clorox.com

Steve Austenfeld (510) 271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events on the company’s website.

Condensed Consolidated Statements of Earnings
Dollars in millions, except per share amounts

	Three Months Ended		Nine Months Ended
	3/31/2016	3/31/2015	3/31/2016	3/31/2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$1,426	$1,401	$4,161	$4,098
Cost of products sold	780	796	2,290	2,343
Gross profit	646	605	1,871	1,755

Selling and administrative expenses	204	206	581	577
Advertising costs	146	124	395	372
Research and development costs	35	34	99	97
Interest expense	22	25	67	77
Other income, net	2	(1)	(2)	-
Earnings from continuing operations before income taxes	237	217	731	632
Income taxes on continuing operations	78	73	248	215
Earnings from continuing operations	159	144	483	417
Earnings (losses) from discontinued operations, net of tax	3	30	-	(28)
Net earnings	$162	$174	$483	$389

Net earnings (losses) per share
Basic
Continuing operations	$1.23	$1.09	$3.73	$3.20
Discontinued operations	0.02	0.22	-	(0.22)
Basic net earnings per share	$1.25	$1.31	$3.73	$2.98

Diluted
Continuing operations	$1.21	$1.08	$3.67	$3.14
Discontinued operations	0.02	0.22	-	(0.21)
Diluted net earnings per share	$1.23	$1.30	$3.67	$2.93

Weighted average shares outstanding (in thousands)
Basic	129,690	131,833	129,463	130,566
Diluted	131,647	134,115	131,652	133,090

Reportable Segment Information
(Unaudited)
Dollars in millions

				Earnings (losses) from continuing operations
	Net sales			before income taxes
	Three Months Ended			Three Months Ended
	3/31/2016	3/31/2015	% Change(1)	3/31/2016	3/31/2015	% Change(1)
Cleaning	$465	$442	5%	$122	$100	22%
Household	467	451	4%	113	102	11%
Lifestyle	254	243	5%	70	71	-1%
International	240	265	-9%	11	17	-35%
Corporate	-	-	0%	(79)	(73)	8%
Total	$1,426	$1,401	2%	$237	$217	9%

				Earnings (losses) from continuing operations
	Net sales			before income taxes
	Nine Months Ended			Nine Months Ended
	3/31/2016	3/31/2015	% Change(1)	3/31/2016	3/31/2015	% Change(1)
Cleaning	$1,419	$1,359	4%	$394	$331	19%
Household	1,253	1,214	3%	262	205	28%
Lifestyle	736	705	4%	201	200	1%
International	753	820	-8%	65	67	-3%
Corporate	-	-	0%	(191)	(171)	12%
Total	$4,161	$4,098	2%	$731	$632	16%

(1) Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets
Dollars in millions

	3/31/2016	6/30/2015	3/31/2015
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$414	$382	$378
Receivables, net	530	519	528
Inventories, net	460	385	440
Other current assets	186	143	149
Total current assets	1,590	1,429	1,495

Property, plant and equipment, net	887	918	917
Goodwill	1,059	1,067	1,067
Trademarks, net	528	535	535
Other intangible assets, net	45	50	52
Other assets	175	165	162
Total assets	$4,284	$4,164	$4,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$432	$95	$70
Current maturities of long-term debt	-	300	300
Accounts payable	436	431	397
Accrued liabilities	519	548	533
Income taxes payable	-	31	-
Total current liabilities	1,387	1,405	1,300
Long-term debt	1,796	1,796	1,796
Other liabilities	735	750	733
Deferred income taxes	107	95	97
Total liabilities	4,025	4,046	3,926

Stockholders’ equity
Common stock	159	159	159
Additional paid-in capital	846	775	762
Retained earnings	2,103	1,923	1,832
Treasury shares	(2,307)	(2,237)	(1,970)
Accumulated other comprehensive net losses	(542)	(502)	(481)
Stockholders’ equity	259	118	302
Total liabilities and stockholders’ equity	$4,284	$4,164	$4,228

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

The reconciliations below are on a continuing operations basis

Third-Quarter and Fiscal Year-to-Date Sales Growth Reconciliation

			Q3	Q3
	Q3	Q3	FYTD	FYTD
	Fiscal	Fiscal	Fiscal	Fiscal
	2016	2015	2016	2015
Total Sales Growth – GAAP	1.8%	2.6%	1.5%	2.0%

Less: Foreign exchange	-3.3%	-2.0%	-3.0%	-2.3%

Currency Neutral Sales Growth -Non-GAAP	5.1%	4.6%	4.5%	4.3%

The reconciliations below for fiscal year 2015 are provided as a reference point for the fiscal year 2016 outlook.

Fiscal Year EBIT Margin(1) Reconciliation

Dollar in millions

FY
Fiscal
2015
Earnings from continuing operations	$921
before income taxes – GAAP

Interest Income	-$4
Interest Expense	$100

EBIT (1) – non-GAAP	$1,017

Net Sales	$5,655

EBIT margin(1) – non-GAAP	18.0%

(1)	EBIT represents earnings from continuing operations before interest and taxes. EBIT margin is the ratio of EBIT to net sales.

For Gross Margin Drivers, please refer to the Supplemental Information: Gross Margin Driver page in the Financial Results section of the company’s website TheCloroxCompany.com.